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                                                                    EXHIBIT 10.1

                             CONSULTING AGREEMENT


          This CONSULTING AGREEMENT (this "Agreement"), effective as of the 17/th/ day of December, 1996 (the "Effective Date"), by and between WinStar Telecommunications, Inc., a Delaware corporation, having a principal place of business at 7799 Leesburg Pike, Falls Church, VA 22043 (hereinafter "Client"), and Template Software, Inc., a Virginia Corporation having a principal place of business at 45365 Vintage Park Plaza, Dulles, VA 20166 (hereinafter "Consultant").

                                   Article 1

                             TERM AND TERMINATION

          1.1 Term.   This Agreement will become effective on the Effective Date and will continue in effect through the successful completion of the Services (as defined in Section 3.1 herein) unless this Agreement is terminated earlier or extended in accordance with its provisions or by any written agreement of the parties.

          1.2 Termination for Cause.   In the event of a material breach of this
Agreement by either party, the non-breaching party (reserving cumulatively all other rights and remedies at law or in equity unless expressly stated herein) may terminate this Agreement at any time if, after thirty (30) days' prior written notice, the breaching party fails to correct a material breach of this Agreement. Notwithstanding the foregoing, Consultant only may terminate this Agreement in accordance with this Section 1.2 in the event that (i) Client fails to pay Consultant undisputed amounts under this Agreement for ninety (90) days from the date such payments are due and owing; or (ii) Client willfully and intentionally copies or disseminates the Licensed Product(s) (as Licensed Product(s) is defined in the License Agreement between the parties dated February 28, 1997) such that Client knowingly infringes Consultant's copyright, patent, trade mark or service mark with respect to such Licensed Product(s)
Each party agrees to continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance). In the event that Client terminates the License Agreement in accordance with the terms thereof, then it immediately may terminate this Agreement without affording Consultant an opportunity to cure.

          1.3 Termination for Convenience.   Client may, at its sole option,
terminate this Agreement, or any portion thereof, for convenience and without cause upon thirty (30) days' advance written notice, without penalty. Upon receipt of such notice, Consultant shall advise Client of the extent to which Services have been completed through such date, and collect and deliver to Client whatever work product then exists in the manner requested by Client. Consultant shall be paid for all work actually performed through the date of termination. In the event that a purported termination for cause by Client under
Section 1.2 above is determined by a competent authority not to be properly a termination for cause, then such termination by Client shall be deemed to be a termination for convenience as described under this Section 1.3.

          1.4 No Further Obligation.   Notwithstanding anything to the contrary
in this Agreement, Consultant shall not be obligated to perform Services beyond December 31, 1997. If, however, the parties mutually agree to have services performed after such date, then all such services will be deemed Services (referencing additional Exhibit(s) if applicable) and shall be performed in accordance with this Agreement.

          1.5 Survival.   In the event of any termination of this Agreement,
Articles 5, 6, 7, 8, and 10 hereof shall survive and continue in effect.

                                   Article 2

                         INDEPENDENT CONTRACTOR STATUS

          2.1 Intention of Parties.   It is the intention of the parties that
Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of Client. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and either Consultant or any employee or agent of Consultant. Consultant is performing the Services as an independent contractor and as such has the sole right and obligation to supervise, manage and perform all work to be performed by its personnel under this Agreement. Consultant is not an agent of Client and thus has no right or authority to represent Client as to any matters, except as expressly authorized in this Agreement. Persons who perform the Services are employees of Consultant and Consultant shall be solely responsible for payment of compensation to such persons and for any injury to them in the course of their employment. Consultant shall assume full
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responsibility for payment of all federal, state and local withholding taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons. Should Client be required to pay any amount to a governmental agency for failure to withhold any amount as may be required by law, Consultant agrees to indemnify Client for any amount so paid, including interest, penalties and fines.

          2.2 Nonexclusive. Consultant shall retain the right to perform work for others during the term of this Agreement. Client shall retain the right to cause work of the same or a different kind to be performed by its own personnel or other contractors during the term of this Agreement. Notwithstanding the foregoing, Consultant shall provide a Project Team (as described in Section 3.4) that performs in accordance with this Agreement.

                                   Article 3

        SERVICES TO BE PERFORMED BY CONSULTANT AND CONSULTANT PERSONNEL

          3.1 Services. Consultant shall perform, for Client or its Affiliates (as defined in this Section 3.1), the services, tasks and responsibilities as referenced in this Agreement and described more fully in Exhibit 1 attached hereto, including implementation services, software development, and strategic database and architecture consulting, as such services, tasks and responsibilities may be supplemented, enhanced, modified or replaced, by written agreement of the parties, during the term of this Agreement (the "Services"). For purposes of this Agreement, Affiliate shall mean, with respect to any entity, any other entity which owns, is owned by or is under common ownership with such entity. For the purpose of the preceding sentence, "own" and its derivatives means, with regard to any entity, the legal, beneficial, or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights. If any services not specifically described in this Agreement are required for the proper performance of the Services, then they shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described herein.

          3.2 Training. As part of the Services, Consultant shall provide Client or its designees with twenty (20) class days of training, free of charge, in Consultant's regularly scheduled training classes, provided that such training is utilized by Client or its designees on or before August 30, 1997. Client and Consultant shall attempt to develop appropriate administrative procedures for performance of work at Client's site.

          3.3 Reporting. Client will advise Consultant of the individuals to whom Consultant's manager will report progress on day-to-day work. Client and Consultant shall attempt to develop appropriate administrative procedures for performance of work at Client's site.

          3.4 Consultant Staff. Consultant shall assign an individual who will serve as Client's primary point of contact (the "Consultant Project Manager") on all aspects of this Agreement, including the Services. The Consultant Project Manager shall be available on-site at Client's premises during such periods as required by Client. The Consultant Project Manager shall oversee and manage the performance of the dedicated Consultant staff (the "Project Team"), performing the Services for Client under this Agreement.

          3.5 Personnel Qualifications. The personnel that Consultant assigns to perform the Services shall be properly educated, trained, and in sufficient numbers to properly perform the Services in accordance with this Agreement.

          3.6 Retention. Consultant agrees that it is in the best interest of both Consultant and Client to keep the turnover rate of Consultant personnel performing the Services at a reasonably low level. Accordingly, if Client determines that the turnover rate of Consultant personnel is excessive and so notifies Consultant, then Consultant shall provide data concerning its turnover rate and shall meet with Client to discuss the reasons for the turnover rate. Notwithstanding any transfer or turnover of personnel, Consultant remains obligated to perform the Services without degradation and in accordance with this Agreement.

          3.7 Replacement. In the event that Client determines in good faith that specific Consultant personnel performing Services hereunder are not acting in the best interests of Client, then Client shall give Consultant notice to that effect. After receipt of such notice, Consultant shall immediately investigate the matters stated in such notice, discuss its findings with Client and resolve any problems with the personnel at issue. If, following such period (which shall not exceed five (5) business days) Client requests replacement of such personnel, then Consultant shall replace the such person(s) with a person(s) of equal and suitable ability and qualifications and

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shall not charge Client for any required time taken to advise or educate such person with respect to Client's operations, business requirements or environment.

          3.8 Place of Work.   Consultant's personnel will perform all work for
Client primarily at Consultant's premises except when such projects or tasks may, as mutually determined, be performed at Client's site. When Consultant performs work at Client's site, Client agrees to provide reasonable working space to perform the Services. Consultant shall use Client facilities solely to provide the Services and shall comply with Client's policies and procedures regarding access and use of such facilities, including security and safety.
When Client facilities are no longer required for performance of the Services (if in fact they are ever required), Consultant shall return the facilities to Client in substantially the same condition as when Consultant began using them, subject to reasonable wear and tear. Client facilities shall be made available to Consultant on an "AS IS, WHERE IS" basis. Client recognizes that there may be a need to train Consultant's personnel in the unique procedures used at Client's location. When Client determines that such training is necessary, Client shall, unless otherwise agreed in writing, pay Consultant for its personnel's training time.

                                   Article 4

                                 COMPENSATION

          4.1 Rates. The Services shall be provided by Consultant to Client at the hourly rates set forth in Exhibit 1.

          4.2 Invoices.   Consultant shall submit written invoices to Client
monthly for the Services performed and any expenses expressly set forth in this Agreement. Each invoice will provide a breakdown and distribution of charges by name of individual, specific Services performed and expense items, (if such expenses are set forth in this Agreement) incurred

          4.3 Date for Payment of Compensation.   All undisputed invoices shall
become due and payable within thirty (30) days of receipt of such invoice by Client.

          4.4 Expenses.   Except as otherwise expressly set forth in this
Agreement, Consultant shall be responsible for all costs and expenses incident to the performance of services for Client, including all costs incurred by Consultant to do business.

          4.5 Taxes.   The fees for Services do not include local, state, or
federal sales, use, excise or similar taxes or duties, and such taxes and duties shall be the sole responsibility of the Client. In no event shall the Client be responsible for taxes based on the income or receipts of the Consultant.

          4.6 Set-Off. With respect to amounts owed to Client by Consultant, if any, Client shall have the right, upon written notice to Consultant, to set-off that amount as a credit against charges otherwise payable to Consultant.

          4.7 Disputed Amounts.   Client may withhold payment of disputed
invoices, or of any disputed charge or amount on any invoice, presented by Consultant so long as such amount is disputed in good faith. In order for an amount to be deemed disputed in good faith under this Section 4.8, Client must present written notification of any such good faith dispute within thirty (30) days of receipt of the applicable invoice involving such dispute, or the particular dispute will be deemed undisputed. Client and Consultant shall negotiate in good faith with respect to any such disputed amounts and shall attempt to settle the dispute within thirty (30) days.

                                   Article 5

                      TREATMENT OF CONSULTANT'S PERSONNEL

          5.1 Compensation of Consultant's Personnel.   Consultant shall bear
sole responsibility for payment of compensation to its personnel. Consultant shall pay and report, for all personnel assigned to Client's work, federal and state income tax withholding, social security taxes, and unemployment insurance applicable to such personnel as employees of Consultant. Consultant shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which such personnel may be entitled. Consultant agrees to defend, indemnify, and hold harmless Client, Client's officers, directors, employees and

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agents, and the administrators of Client's benefit plans, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters; provided that Client shall (1) promptly notify Consultant of each such claim when and as it comes to Client's attention; (2) cooperate reasonably with Consultant in the defense and resolution of such claim; and (3) not settle or otherwise dispose of such claim without Consultant's prior written consent, with such consent not to be unreasonably withheld.

          5.2 Workers' Compensation. Notwithstanding any other workers' compensation or insurance policies maintained by Client, Consultant shall procure and maintain workers' compensation coverage sufficient to meet the statutory requirements of every state in which Consultant's personnel are engaged in Services.

          5.3 Consultant's Agreements With Personnel. Consultant shall obtain and maintain in effect written agreements with each of its personnel who perform the Services or otherwise participate in any of Client's work under this Agreement. Such agreements shall contain terms sufficient for Consultant to require its personnel to comply with any non-disclosure agreement between Client and Consultant.

                                 Article 6

                         INTELLECTUAL PROPERTY RIGHTS

          6.1 Confidentiality. Each party shall preserve as strictly confidential and proprietary all information and material of the other, whether or not marked as confidential, including but not limited to, Client strategic plans, personnel files, customer (or potential customer) lists or information, Client data, and any third party proprietary and confidential information, materials or other documentation provided to the other party in connection with this Agreement ("Confidential Information"). Each party shall hold the Confidential Information in confidence, with the same degree of care that it applies to its own confidential information of like importance, and never less than reasonable care. Each party agrees to preserve any copyright, trademark and other proprietary rights notices on all Confidential Information provided by the other party and promptly notify the other party of any disclosure of Confidential Information that is not in accordance with this Agreement. Each party further agrees that in the event of a breach or threatened breach of this
Section 6.1, that the non-breaching party may be irreparably harmed such that monetary damages will not adequately compensate for its injuries. In the event of any such breach, the non-breaching party shall be entitled, in addition to any rights or remedies it may have at law or in equity, to temporary and permanent injunctive relief issued by any court of competent jurisdiction enjoining and restraining the breaching party from continuing such breach and the payment by the breaching party of all costs associated with any litigation, including attorneys' fees. Neither party shall have any confidentiality obligation to the other under this Agreement to the extent that such party can show that the information: (i) was previously known by it at the time of disclosure without obligation of confidence, or without breach of this Agreement; (ii) was publicly disclosed through no wrongful act of the party making the disclosure; (iii) was received from a third party having the right to lawfully possess and disclose same and without breach of this Agreement, (iv) was independently developed by the disclosing party without access or reference to the Confidential Information, (v) was required by law, regulation or governmental authority to be disclosed or (vi) was approved for release by prior written authorization of the non-disclosing party.

          6.2 Ownership of Work Product. All copyrights, patents, trade secrets, and other intellectual property and proprietary rights (including any ideas, concepts, techniques, inventions, processes, or any other works) developed or created by Consultant or its personnel as part of the Services (collectively, the "Work Product") shall belong exclusively to Client and shall, be deemed a "work made for hire" for Client within the meaning of Title 17 of the United States Code and the property of Client. To the extent that any such work is not deemed a "work made for hire" and Client property by operation of law, Consultant automatically and irrevocably assigns, and shall cause its personnel automatically to assign, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest it or they may have in such Work Product, including any copyrights, patents, trademarks or other intellectual property and proprietary rights pertaining thereto. Upon request of Client, Consultant shall take such further actions, and shall cause its personnel to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Work Product shall not include any Licensed Product (as defined in the License Agreement between the parties dated February 28, 1997).

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          6.3 Residual Rights.  Notwithstanding anything to the contrary herein, Consultant and its personnel shall be free to use and employ its and their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned during the course of any assignment, so long as it or they acquire and apply such information without disclosure of any Confidential Information or proprietary information of Client and without any unauthorized use or disclosure of Work Product.

                                   Article 7

                       HIRING OF CONSULTANT'S PERSONNEL

          7.1 No Hiring Without Prior Consent.   Without the prior written
consent of the other party, neither party shall directly solicit any personnel of the other party until one (1) year after the completion of the Services.

                                   Article 8

                                  LIMITATIONS

          8.1 Disclaimer. OTHER THAN THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, CONSULTANT DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES RENDERED BY ITS PERSONNEL OR THE RESULTS OBTAINED FROM THEIR WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR BUSINESS, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL, OR INDIRECT DAMAGES, REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          8.2 Total Liability. Neither party's liability for damages under this Agreement, with respect to Services performed pursuant to Exhibit 1 attached hereto, shall exceed the greater of one million U.S. dollars ($1,000,000) or the total amount paid for Services, regardless of the form of action . If the parties mutually agree in writing that future services will be performed for a firm, fixed price, then the mutual limitation of liability, as described in this
Section 8.2, shall be the total amount payable for such services. The foregoing limitations shall not apply to damages that are the subject of indemnification or are occasioned by the willful misconduct, gross negligence or wrongful termination of a party.

          8.3 Force Majeure. In the event performance of this Agreement is prevented, restricted, or interfered with by reason of acts of God or of the public enemy, acts of the Government in its sovereign capacity, fires, floods, epidemic, strikes, picketing or boycotts, or any other circumstances beyond the reasonable control and without the fault or negligence of the party affected, the party so affected, upon giving prompt notice to the other party of the circumstances causing its delay or failure to perform and of its plans and efforts to implement a work-around solution, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or interference (and the other party shall likewise be excused from performance of its obligations on a day-to-day basis until the delay, restriction or interference has ceased), provided, however, that the party so affected shall use its reasonable efforts to avoid or remove such causes of nonperformance and both parties shall proceed whenever such causes are removed or cease. In the event such delay shall extend for a period which substantially and adversely impacts the Services, and in no event more than fourteen (14) consecutive days, then Client may terminate this Agreement without liability upon written notice to Consultant.

                                   Article 9

                                   WARRANTY

          9.1 Consultant represents, covenants and warrants to Client that: (a) Consultant is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (b) Consultant has full power and authority to execute, deliver and perform under his Agreement; (c) this Agreement has been duly authorized, executed and delivered by Consultant and is the legal, valid and binding obligation of Consultant in accordance with its terms; (d) Consultant will perform the Services in a professional and workmanlike manner with qualified and adequate numbers of personnel and in accordance with industry standards and practice ; (e) the Services shall not be performed in violation of any applicable law, rule or regulation, and Consultant shall have

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obtained all permits necessary (if any) to comply with such laws, rules and regulations; (f) all deliverables shall be the original works of Consultant or Consultant shall have the necessary rights, power and authority to deliver such deliverables; and neither any software, deliverables or any other materials provided to Client, or any part of the foregoing, will infringe any patent, copyright, trademark, service mark, trade secret or other proprietary right of a third party. Consultant further represents, warrants and covenants that it will not introduce: (i) any coded instructions, routine, or other method intentionally included by Consultant to enable any person or computer system, including authorized or unauthorized users and terminals, to bypass any log-in and any security feature of any Licensed Product(s), or the computer systems on which the Licensed Product(s) is, or are, installed; (ii) any code intentionally included by Consultant that, when activated in accordance with a predetermined method, date or event, causes any Licensed Product(s) to cease to operate, to operate in a degraded manner, to damage or destroy data or code, or otherwise deleteriously affect the functioning of such Licensed Product(s) (as defined in the License Agreement between the parties dated February 28, 1997), other programs or the computer system on which the Licensed Product(s) is installed, or with which the computer system is in communication; or (iii) any code or instructions intentionally included by Consultant to cause the Licensed Product(s), other software, or the computer systems on which the Licensed Product(s) is installed, to perform an unauthorized function or to operate in an unauthorized manner.

                                  Article 10

                                  INDEMNITIES

          10.1 Consultant agrees to indemnify, defend at its expense and hold harmless Client and its Affiliates, officers, directors, employees, agents, successors and assigns from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorney's fees and expenses, arising from or related to the following: (i) any breach of any representation, warranty or covenant made by Consultant under Article 9 of this Agreement; (ii) any breach of the confidentiality obligations imposed on Consultant by Section
6.1 of this Agreement; and ; (iii) any third party claim of misappropriation of Confidential Information alleged to have occurred because of Client's (or its designated representative's) use of the software, documentation and/or other materials provided by Consultant.

                                  Article 11

                              GENERAL PROVISIONS

          11.1 Notices.   Any notice required or permitted to be made or given
by either party hereto pursuant to this Agreement shall be in writing and shall be deemed to have been duly given: (i) three days after the date of mailing if mailed and to be delivered within the U.S. by registered or certified mail, postage pre-paid, with return receipt requested; (ii) when delivered if delivered personally; (iii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means specified in this Section 11.1; or (iv) when delivered, if sent by express courier service, with a reliable mechanism for tracking such delivery. In each case, such notice shall be sent to the other party at the address set forth below or at such other address as such party shall have specified in a notice given in accordance with this paragraph:

In the case of Consultant:

Template Software, Inc.
45635 Vintage Park Plaza
Dulles, Virginia  20166
Attention:  Ms. Kimberly E. Osgood
            Chief Financial Officer
Fax:  (703) 318-8325


In the case of Client:

WinStar Telecommunications, Inc.
7799 Leesburg Pike, 7/th/ Floor
Falls Church, Virginia  22043

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Attention:  Mr. Ronald Roades
            Director of Customer Care and Systems Integration
Fax:  (703) 394-0772

          11.2 No Discrimination.   Consultant agrees that in the performance of
this Agreement it will not discriminate or permit discrimination against any person or group of persons on the grounds of sex, race, color, religion, or natural origin in any manner prohibited by the laws of the United States.

          11.3 Client Insurance.   To the extent that Consultant's personnel may
perform work at Client's premises, Client shall maintain comprehensive general liability insurance, including broad form property damage coverage, with limits of at least $1 million combined single limit for personal injury and property damage for each occurrence.

          11.4 Consultant Insurance.   While Consultant is performing the
Services, Consultant shall, at its own cost and expense, obtain and maintain in full force and effect, the following insurance coverage: (a) workers' compensation and disability insurance with minimum limits of $1,000,000; (b) automobile liability insurance with minimum limits of $1,000,000 for bodily injury and property damage; (c) general comprehensive liability insurance with a minimum limit of $1,000,000 ; and (d) umbrella coverage with a minimum limit of $4,000,000.

          11.5 Entire Agreement of the Parties.   This Agreement is the entire
agreement between the parties with respect to the subject matter herein and supersedes any and all agreements, either oral or written, between the parties hereto with respect to the Services, including that certain Memorandum of Understanding between the parties dated February 28, 1997, and contains all the covenants and agreements between the parties with respect to the rendering of such Services. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding unless properly modified. Any modification of this Agreement will be effective only if it is in writing signed by both parties.

          11.6 Partial Invalidity.   If any provision in this Agreement is held
by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

          11.7 Parties in Interest.   This Agreement is enforceable only by
Consultant and Client or its Affiliates. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to any of Consultant's personnel assigned to Client's work, or any beneficiary of any such personnel, and no such personnel, or any beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

          11.8 Assignment.   This Agreement shall be binding on the parties
hereto and their respective successors and assigns. Neither party may, or shall have the power to, assign this Agreement without prior written consent of the other, except that Client may assign its rights and obligations under this Agreement without approval of Consultant (and Consultant may assign its rights and obligations under this Agreement upon written consent of Client, which consent will not be unreasonably withheld) to an entity that acquires all or substantially all of the assets of Client or Consultant or to any parent, subsidiary or affiliate or successor in a merger or acquisition of Client or Consultant; provided that in no event shall such assignment relieve either party from its respective obligations under this Agreement.

          11.9 Right to Audit. Consultant shall make available to Client, as may be requested upon reasonable notification, records supporting Consultant charges, submitted expenses and other information, in order to ensure that all amounts charged to Client hereunder are proper and accurate.

          11.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to conflicts of laws principles.

          11.11 Successors.   This Agreement shall inure to the benefit of, and
be binding upon, Consultant and Client, their successors and assigns.

                            [SIGNATURE PAGE FOLLOWS]

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CONSULTANT:

Template Software, Inc.

By: /s/ Kimberly E. Osgood
    ----------------------
          (Signature)

   Kimberly Osgood, Chief Financial Officer
-------------------------------------------
Typed Name                          Title


CLIENT:

WinStar Telecommunications, Inc.
--------------------------------


By:/s/ M. Jaime Bullen
   --------------------
        (Signature)

   M. Jamie Bullen, Chief Information Officer
---------------------------------------------
Typed Name                          Title


By: /s/ Arthur E. Gelven
    --------------------
         (Signature)

   Arthur E. Gelven, Director -- Procurement and Material Management
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Typed Name                          Title